Exhibit 99.1

Pernix Group, Inc. Announces First Quarter 2014 Financial Results

LOMBARD, IL — May 19, 2014 — Pernix Group, Inc. (OTCQB: PRXG) today announced its financial results for the first quarter ended March 31, 2014.

The Company generated consolidated revenue in the first quarter of 2014 of $15.0 million, as compared to $17.2 million in the comparable period of 2013. Construction segment revenue declined from $16.1 million to $13.6 million, due primarily to achieving substantial completion of the Company’s Sather project in Baghdad in February, although revenue from several new projects substantially offset the decline from Sather. The Company generated construction-related revenue from seven projects during the three months ended March 31, 2014, as compared to only two projects during the comparable period in 2013. Power segment revenue increased from $1.1 million to $1.3 million, due primarily to higher demand for power at our plants in Fiji, driven by a shift from hydro to diesel generation.

Despite the decrease in revenue, gross profit increased 78% or $1.7 million to $3.9 million in the first quarter of 2014 as compared to $2.2 million in the comparable period in 2013. The increase in gross profit was due primarily to lower anticipated costs related to the Sather project as it achieved substantial completion earlier than originally anticipated; margins in power generation were relatively stable compared to the previous year.

Higher gross profit offset an increase of $0.3 million in operating expenses, resulting in pre-tax income before minority interest of $1.8 million in the 2014 first quarter, as compared to $0.3 million in previous year. Operating expenses were higher due to an increase in accounting fees relating to transitioning from our previous independent auditing firm, and costs related to the update of the Company’s stock offering Registration Statement. Deducting income taxes and minority interest resulted in net income attributable to Pernix stockholders of $0.2 million, as compared to a loss of $0.5 million in 2013. After preferred dividends, consolidated net income attributable to common stockholders was $0.1 million in the first quarter of this year, or $0.01 basic earnings per share, as compared to a loss of $0.5 million in the comparable period last year, or  ($0.05) per share.

“We are pleased with our first quarter profitability, and we are excited about new business that we were awarded early in the year,” commented Nidal Z. Zayed, President and CEO of Pernix Group. “The diversification of our project portfolio, including our nanotechnology laboratory project at Texas A&M University and the significant expansion of one of our power plants in

Fiji, is consistent with our business development strategy, which entails growing our existing markets and gaining access to new markets. From an execution perspective, we have very experienced operating teams managing these projects, and we are focused on maintaining our track record of delivering all of our current projects on time, on budget, and with no lost time incidents.”

The Company’s consolidated balance sheet at March 31, 2014 reflected cash of $15.8 million, as compared to $20.0 million at the end of 2013. The decrease in cash reflects payment during the first quarter of 2014 of payables and accruals booked at the end of last year. The Company continues to be debt-free, with total stockholders’ equity of $13.0 million at March 31, 2014, up from $11.3 million at the end of 2013. Pernix Group’s updated Registration Statement became effective in early May, offering five million primary shares of Pernix common stock at $6.05 per share. Construction backlog increased significantly to $70.3 million, as compared to $37.2 million at the end of 2013, reflecting the aforementioned awards in Texas and Fiji.

“Our financial condition remains strong, with ample liquidity and no debt. We appreciate the ongoing support of our key constituencies as we focus on implementing our strategic plan, which calls for significant organic growth, as well as growth through acquisitions, in both segments of our business,” said Mr. Zayed. “We are driving our organic growth through market expansion and new joint ventures with complementary, world class partners who enable us to compete for larger, more specialized opportunities. Accordingly, we anticipate that we will bid on significantly more projects this year due to our new joint ventures, stronger historical track record and deeper financial and human resources.”

The Company filed its Form 10-Q with the Securities and Exchange Commission on May 15, 2014, which incorporates its unaudited financial statements and notes thereto for the quarter ended March 31, 2014.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor primarily in the Federal and Government market; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Gregg Pollack

Chief Financial Officer & Vice President - Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

Carol Groeber

Corporate Controller and Principal Accounting Officer

Pernix Group, Inc.

Tel: (630) 620-4787

cgroeber@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com